Exhibit 10.26

AccountAbilities, Inc.
500 Craig Road, Suite 201
Manalapan, New Jersey  07726

Michael Xirinachs
North Atlantic Resources LTD.
425 Broad Hollow Road
Melville, New York 11747

January 22, 2008

Re:           Exchange of Note for Stock and Warrants

Dear Mr. Xirinachs:

The following confirms our understanding with respect to the exchange by North Atlantic Resources LTD (“North Atlantic”) of the Convertible Note dated August 6, 2007 issued to North Atlantic by Accountabilities, Inc. (the “Company”) in the principal amount of $250,000 for shares of Common Stock and warrants to purchase Common Stock of Accountabilities, Inc.

1.
Upon the execution and delivery of this letter agreement, you will deliver the Note to the Company for cancellation.  In exchange therefore, you will receive (a) 744,031 shares of Common Stock, which has been calculated by dividing the total principal and interest outstanding under the Note as of the date hereof ($260,410.96) by $0.35  and (b) a warrant to purchase 100,000 shares of the Company’s Common Stock at a price of $.50 per share in the form annexed as Exhibit A hereto (the “Warrant”).

2.
The registration rights granted to you under that certain Convertible Note Purchase Agreement dated as of July 16, 2007 between North Atlantic and the Company will apply to the shares of Common Stock issued to you pursuant to this letter agreement and the shares underlying the Warrant.

If you agree with the terms set forth above, please countersign this letter in the space provided below and return a signed copy to the Company with a copy of the Note.

Very truly yours,

Accountabilities, Inc.

By:    /s/  Stephen DelVecchia
Name:  Stephen DelVecchia
Title:   Chief Financial Officer

North Atlantic Resources LTD

By:    /s/ Michael Xirinachs
Name:    Michael Xirinachs
Title:   Investment Advisor